Exhibit 1

                      TRANSACTION IN SHARES OF THE COMPANY


            The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days. All transactions involved purchases of Shares on the NASDAQ National Market.


Reporting Person
With Direct
Beneficial                     Date of            Number of          Price Per
Ownership                    Transaction            Shares           Share
---------                    -----------          ---------          --------

Greentree                       7/2/98              20,000            10.9375

Greentree                       7/6/98               5,000            10.9375

Greensea                        7/9/98              23,000             9.9725

Greensea                        7/9/98              51,000             9.7500

Greenbelt                       7/7/98              70,000            10.6607

Greenbelt                       7/9/98              27,000             9.9725

Greenbelt                       7/9/98              73,100             9.7500

Greenbelt                      7/23/98              55,000             9.2699

Greentree                      7/24/98              45,000             9.1010

Greenbelt                      7/27/98              32,500             8.7115

Greensea                       7/29/98              50,000             8.3750

Greensea                       7/29/98              20,000             8.3125








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